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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

Quantitative Group of Funds

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QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

February 25, 2008,

Dear Fund Shareholder:

The Board of Trustees of the Quantitative Long/Short Fund (the “Fund”), a series of the Quantitative Group of Funds (the “Trust”), has approved the appointment of a new investment subadviser for the Fund. As of January 2, 2008, Analytic Investors, LLC (“Analytic”) has been approved to serve as the investment subadviser to the Fund. There will be no increase in the aggregate fees paid by the Fund, as a result of this change.

We are optimistic that the Fund will benefit from the management of this new investment subadviser.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at 1-800-326-2151.

Sincerely,

Willard Umphrey

President

QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, MA 01773

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE QUANTITATIVE LONG/SHORT FUND

This document is an Information Statement and is being furnished to shareholders of the Quantitative Long/Short Fund (the “Fund”) in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund is a non-diversified series of Quantitative Group of Funds (the “Trust”). Quantitative Investment Advisors, Inc. (the “Manager”) serves as manager to the Fund and Analytic Investors, LLC (“Analytic”) serves as investment subadviser to the Fund. As investment subadviser, Analytic provides the day-to-day management of the Fund’s investments, subject to the overall supervision of the Manager.

Under the terms of the Manager-of-Manager’s exemptive order received from the SEC, the Manager may enter into new or modified subadvisory agreements with existing or new investment subadvisers without approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the subadvisers as a result of those changes. The Board of Trustees of the Trust (the “Board”) reviews the subadvisory agreements annually.

The Fund will bear the expenses incurred in connection with preparing this Information Statement. This Information Statement will be mailed on or about February 25, 2008, to shareholders of record of the Fund as of January 2, 2008 (the “Record Date”). One Information Statement will be delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions from the shareholders. Shareholders sharing an address can call 1-800-326-2151 or write the Quantitative Group of Funds, 55 Old Bedford Road, Lincoln, MA 01773 to request to receive a separate annual report of shareholders or Information Statement, as applicable, in the future. As of the Record Date, 4,968,217.151 Ordinary shares and 72,443.235 Institutional shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date, is set forth in Appendix A.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS TO SHAREHOLDERS, FREE OF CHARGE, BY ACCESSING THE FUND’S WEBSITE AT WWW.QUANTFUNDS.COM, BY CALLING 1-800-326-2151, OR BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS, 55 OLD BEDFORD ROAD, LINCOLN, MA 01773.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

As noted above, with Board approval, including a majority of the “non-interested” Trustees (“Independent Trustees”), as that term is used in the Investment Company Act of 1940, as amended (the “1940 Act”), the Manager may employ a new investment subadviser for a fund, change the terms of the subadvisory contracts, or enter into new subadvisory contracts. The Manager retains ultimate responsibility to oversee the investment subadvisers and to recommend their hiring, termination, and replacement. Shareholders of the Fund continue to have the right to terminate the advisory contract applicable to the Fund at any time by a vote of the majority of the outstanding voting securities of the Fund.

Appointment of Analytic

The Board unanimously approved Analytic to provide subadvisory services with respect to the Fund, as of January 2, 2008. The Manager oversees Analytic.

No officers or Trustees of the Fund are officers, employees, directors, general partners or shareholders of Analytic. In addition, since March 31, 2006, the beginning of the Fund’s most recently completed fiscal year, no Trustee of the Fund has had, directly or indirectly, a material interest, material transaction or material proposed transaction with respect to which Analytic, any parent or subsidiary of Analytic or any subsidiary of the parent of such entities was or is to be a party.

Prior to January 2, 2008, the Fund was subadvised by SSgA Funds Management, Inc. (“SSgA”). Upon the recommendation of the Manager, the Board terminated the subadvisory agreement between the Manager and SSgA, effective January 2, 2008. The Manager made the recommendation to the Board to hire Analytic in the ordinary course of its ongoing evaluation of SSgA’s performance and investment strategy. After extensive research of numerous candidate firms that included qualitative and quantitative analysis of each candidate’s organizational structure, investment process and style and long-term performance record, the Manager chose to recommend Analytic. The Manager believes that the management style of Analytic is appropriately suited to the Fund and expects Analytic to maintain a well-diversified portfolio of stocks in the Fund.

On November 27, 2007, the Manager recommended to the Board the appointment of Analytic as the investment subadviser to the Fund. In recommending Analytic, the Manager considered various factors, including the fact that Analytic uses a quantitative, sound, repeatable investment process using strong investment tools and has prior experience and a performance record in long/short strategies and products. The Manager also considered Analytic’s reputation of culture and service excellence and prior subadvisory experience with registered investment companies. Management believes this change will lead to better relative returns, improved potential to attract new shareholders and improved shareholder communication.

As noted above, the Board, at an in-person meeting held on November 27, 2007, considered the Manager’s recommendation that the Board approve a new sub-advisory agreement for the Fund with Analytic Investors, LLC (“Analytic Agreement”). In approving the Analytic Agreement at the in-person meeting, the Board considered a number of factors, including but not limited to: (1) the nature, extent and quality of the services to be provided by Analytic; (2) the investment performance of the Fund; (3) the costs of the services to be provided and profits to be realized by Analytic and its affiliates from the relationship with the Fund; (4) any economies of scale that would be realized as the Fund grows; and (5) whether fee levels reflect these economies of scale for the benefit of Fund investors. The Board upon initial consideration or renewal of a sub-advisory agreement considers comparisons of the services to be rendered and the amounts to be paid under the agreement with those under other investment advisory contracts.

1. Nature, Extent and Quality of Services. The Board in examining the nature and quality of the services provided by Analytic, considered Analytic’s experience in managing the Fund style. For information about portfolio managers’ experience, see “Description of Analytic.” In addition, the Board considered Analytic’s management style, historical performance record managing pooled investment products similar to the Fund, the qualifications and experience of the persons who will be responsible for the day-to-day management and Analytic’s staffing levels and overall resources. In selecting Analytic, the Board was informed that Analytic was an investment adviser that fit the Manager’s investment philosophy and manager selection approach.

The Board also took Analytic’s investment philosophy - leveraging technology and fundamental research, creating risk-controlled portfolios and producing attractive return patterns - into consideration. In approving the sub-advisory agreement with Analytic, the Board reviewed quantitative and qualitative information concerning Analytic and its track record in managing a long/short investment strategy.

2. Performance. The Board considered information about the historical performance of comparable accounts including mutual funds advised by Analytic that had substantially similar investment strategies to the Fund for the year-to-date, one-, three- and five-year periods and found that such accounts had satisfactory performance compared to its peers. With respect to Analytic, the Board reviewed composite data provided by Analytic as well as information gathered from independent third party sources concerning accounts that employ the same or a similar strategy, Lipper data and other relevant information. The Board also considered the performance of the prior sub-adviser, SSgA.

3. Costs of Services and Profits to be Realized by Sub-Adviser. In evaluating the new Analytic Agreement, the Board reviewed the proposed fees. The Board noted that fees were reasonable in light of the extent and quality of the services expected to be provided and that fee to be paid to Analytic would represent a moderate increase in subadvisory fees paid compared to the prior agreement with SSgA, see “Description of Analytic.” The Board considered the compensation proposed for Analytic’s services to the Fund, including (i) the fact that the subadvisory fee is paid out of the fees paid to the Manager; (ii) fees are not paid directly by the Fund; and (iii) the aggregate advisory fee paid by the Fund will not increase. The Board also considered the anticipated enhanced level of service to be provided by Analytic and the complexity of managing the long/short investment style. Because the engagement of Analytic as an investment subadviser is new with respect to the

Fund, there is no historical profitability with regard to Analytic’s arrangements with the Fund. As a result, this factor was not considered by the Board. The Board reviewed the information provided by the Manager and Analytic with respect to this strategy and comparative data concerning the fees to be paid to Analytic.

The Board considered the complexity involved in running this type of strategy as well as Analytic’s considerable experience in this area as well as the risks. The Board reviewed the potential costs and expense ratio which the Board noted would not increase. The Board concluded that the advisory fees to be paid to Analytic are warranted given the investment mandate and the potential impact on the returns.

At the meeting, the Board was provided with information relating to the current performance of the Fund and comparisons of the fees to be paid under the prior sub-advisory agreements and the new Analytic Agreement with those of similar investment advisors of similar funds. The Board had the opportunity to review and ask questions regarding these materials. Especially, the Board compared the management fee and expense ratio for the Fund to those of its peer funds and found that the fees were below average of the comparable peer funds.

4. Economies of Scale. The Board considered the extent to which Analytic may realize economies of scale or other fixed costs that may be spread across a larger asset base and it was noted that any economies of scale or other efficiencies might be realized (if at all) across a variety of products and services including the Fund. Currently, the proposed sub-advisory fees payable to Analytic will not decrease if the assets of the Fund increase.

At the meeting, the Board also reviewed a memorandum that they received from counsel outlining the legal standards and certain other considerations relevant to their deliberations, including counsel’s assessment of the fee structure under applicable laws, regulations, and SEC staff positions. The Board discussed the materials provided and the information presented and also considered the information that was provided to it in connection with the most recent annual review of the Fund’s investment advisory arrangements. After review of the above factors, the Board, including separately all Independent Trustees, determined that the compensation payable to Analytic by the Adviser under the Analytic Agreement to be fair and reasonable in light of the nature, scope and quality of the services involved, the expenses involved, the usual and customary charges of others for services of the same nature and quality, and other such matters as the Trustees have considered to be relevant in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and the 1940 Act. The Board accordingly unanimously approved the appointment of Analytic to serve as investment subadviser to the Fund and to provide related advisory services. As noted above, at the same time, the Board terminated SSgA as the investment subadviser to the Fund. Information relating to the Analytic Agreement is set forth below under the “Description of Analytic Agreement.”

Description of Existing Agreement with the Manager (“Management Agreement”)

At the management and advisory fee level under the current advisory arrangement, the Manager is paid an annual fee equal to 1.00% of the Fund’s average daily net assets. Under the Management Agreement, the Manager manages, supervises and conducts the affairs and business of the Fund and matters incidental thereto. The aggregate management fee for Quant Long/Short Fund for fiscal year ended March 31, 2007 was $576,504.

The current Management Agreement, dated April 25, 2007, was last submitted for approval by shareholders of the Quant Long/Short Fund, at the time known as the Quant Growth and Income Fund, at a Special Meeting held on October 22, 2006. The purpose of the meeting was to obtain shareholder approval to permit the Fund to change its investment objective from long-term growth of capital and income to long-term growth of capital only and approve an investment strategy change from a “long only” strategy to a “long/short” strategy. In addition, shareholders were asked to approve an amendment to the existing management contract between the Quant Funds and the Manager to increase the management fees paid by the Fund and approve an amendment to the subadvisory agreement to increase the subadvisory fees paid by the Manager to SSgA.

The Management Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and the Management Agreement shall not be amended as to any series unless such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the series, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Independent Trustees. The Management Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

Description of Analytic Agreement

The Manager has entered into the Analytic Agreement with Analytic, effective January 2, 2008 to manage the day-to-day operations of the Fund and to provide a continuous investment program, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. Analytic is responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and will provide services under the Analytic Agreement in accordance with the Fund’s investment objective, policies and restrictions and the description therein of its investment strategy and style.

The Analytic Agreement contains substantially the same terms and conditions as the former agreement with SSgA. Specifically, duties to be performed under this subadvisory agreement and the standard of care of the agreement are identical to other subadvisory agreements with the Trust’s other investment subadvisers. The fees paid to Analytic differ from those paid to SSgA. As of November 1, 2006, SSgA received an annual subadvisory fee of 0.50% of the Fund’s average daily net assets up to $20 million and of 0.35% for additional assets. Prior to that time the annual subadvisory fee was 0.375% on the first $20 million of average assets and 0.300% on amounts in excess of $20 million.

Under the Analytic Agreement, Analytic receives an annual subadvisory fee of 0.45% of the Fund’s average daily net assets up to $100 million and of 0.40% for additional assets. Based on the average daily net assets for the Fund as of October 31, 2007, this change in subadvisory fees would represent a moderate increase in subadvisory fees paid. Such fee is paid by the Manager to the investment subadviser from the 1.00% management fee that the Manager receives under the Management Agreement. The management fees paid by the Fund will not increase as a result of the appointment of Analytic as the Fund’s investment subadviser.

The table below shows the amount of subadvisory fees paid by the Manager to SSgA for the fiscal year ended March 31, 2007 and the amount that would have been paid to Analytic during the same period had the Analytic Agreement been in effect for the period.

SSgA Funds Mgt., Inc.	Analytic Investors, LLC	Difference	Percentage Increase
$ 263,687	$300, 454	$36,767	13.94%

The Analytic Agreement became effective on January 2, 2008 and will continue in effect until January 1, 2010 and thereafter only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

The Analytic Agreement will automatically terminate upon its assignment and may be terminated without penalty at any time by the Trust or Manager on not less than 30 days’ written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. Analytic may also terminate the Analytic Agreement without penalty upon 150 days’ written notice to the Manager.

Description of Analytic

Analytic, located at 500 South Grand Avenue, 23rd Floor, Los Angeles, California 90071, is a Delaware limited liability company. Analytic was founded in 1970 as one of the first independent counsel firms specializing in the creation and continuous management of option strategies of both equity and debt portfolios for fiduciaries and other long-term investors. Analytic serves mutual funds, pensions, profit-sharing plans, endowments, foundations, corporate investment portfolios, mutual savings banks and insurance companies. Analytic had approximately $11.7 billion of assets under management as of September 30, 2007. It is an indirect wholly-owned subsidiary of Old Mutual plc, a multi-national financial services firm, headquartered at 5th Floor, Old Mutual Place, 2 Lambeth Hill, London  EC4V 4GG, United Kingdom.

Harindra de Silva, Ph.D., CFA, Dennis Bein, CFA, and Steve Sapra, CFA are portfolio managers of Analytic and have primary responsibility for subadvising the Fund’s assets. Dr. de Silva is President of Analytic and is responsible for Analytic’s strategic direction and the ongoing development of its investments processes. Mr. Bein is Chief Investment Officer of Analytic and is responsible for ongoing research for Analytic’s U.S. equity strategies as well as the day-to-day portfolio management and trading of those accounts. He joined Analytic in 1995. Mr. Sapra has served as a portfolio manager of Analytic and is responsible for research, portfolio management and trading of Analytic’s U.S. equity strategies since joining the firm in 1999.

Analytic invests the Fund’s portfolio using the Analytic’s “Core Equity Plus Strategy.” Analytic’s “Core Equity Plus Strategy” invests 120-130% long and 20-30% short in U.S. large cap stocks. Analytic seeks to exceed the return of large cap U.S. benchmarks, over full market cycles with no greater volatility than the benchmark.

The principal executive officer of Analytic is Roger Clarke; the principal occupation of Mr. Clarke is Chairman of Analytic. The names and principal occupations of the principal executive officers and each director of Analytic, all located at 500 South Grand Avenue, 23rd Floor, Los Angeles, California 90071, are listed below.

Name	Principal Occupation/Department

Roger Clarke	Chairman/Research Oversight

Harindra de Silva	President/Research and Portfolio Management Oversight

Dennis Bein	Chief Investment Officer/Research, Portfolio Management, Trading (Equities)

Gregory McMurran	Chief Investment Officer/Research, Portfolio Management, Trading (Derivatives)

Marie Nastasi Arlt	Chief Operating Officer

Mark Arredondo	Director, Operations & Technology

Amy Stueve	Chief Compliance Officer

Brian Haskin	Managing Director/Marketing & Service

Scott Powers	Director (Chief Executive Officer – Old Mutual Asset Management)

Thomas Turpin	Director (Chief Operating Officer – Old Mutual Asset Management)

Currently, Analytic acts as investment subadviser to Old Mutual Analytic US Long/Short Fund (the “Old Mutual Fund”), a registered investment company with a similar objective and strategy as the Fund. As of December 31, 2007, the assets of the Old Mutual Fund were approximately $134 million. For its subadvisory services, Analytic receives a sub-

advisory fee at the following rate: 0.45% on $0 to 300 million in asset, 0.40% in excess of $300 to 500 million, 0.35% on assets in excess of $500 to 750 million, 0.30% on assets in excess of $750 million to 1 billion, 0.25% on assets in excess of $1 to1.5 billion, 0.20% on assets in excess of $1.5 to 2.0 billion and 0.15% on assets over $2 billion. Analytic’s subadvisory fee is net of 50% of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed or paid by the Old Mutual Fund’s investment advisor.

Affiliated Brokers

The Fund paid no commissions to affiliated brokers as of the fiscal year ended March 31, 2007.

Other Investment Companies

Analytic provides investment advisory services to other investment companies using Analytic’s “Core Equity Plus Strategy.”

General Information on the Trust

The Trust is a management investment company registered under the 1940 Act, and was organized as a Massachusetts business trust on June 27, 1983. The Trust’s principal executive office is located at 55 Old Bedford Road, Lincoln, MA 01773. The principal offices of the principal underwriter of the Fund, U.S. Boston Capital Corporation, and the Manager of the Fund, Quantitative Investment Advisors, Inc., are located at 55 Old Bedford Road, Lincoln, MA 01773. The Fund’s custodian is State Street Kansas City, located at 801 Pennsylvania Ave., Kansas City, MO 64105. The Fund’s counsel is Kirkpatrick & Lockhart Preston Gates Ellis LLP, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111-2950.

YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY ACCESSING THE FUND’S WEBSITE AT WWW.QUANTFUNDS.COM, BY WRITING TO THE QUANTITATIVE GROUP OF FUNDS AT 55 OLD BEDFORD ROAD, LINCOLN, MA 01773, OR BY CALLING 1-800-326-2151.

APPENDIX A

Beneficial Owners

As of the Record Date, the following persons owned of record, or were known to own beneficially, 5% or more of the outstanding Institutional shares of the Quantitative Long/Short Fund. Trustee ownership is set forth below.

Shareholder	Percentage of Shares	Number of Shares
USB Corporation 401(k) Plan [1,2] 55 Old Bedford Road Lincoln, MA 01773	58.71%	42,529.285
Carol A. Higgins 21747 Fall River Drive Boca Raton, FL 33428	7.75%	5,614.217
USB Corporation PSRP for the benefit of Leon Okurowski 55 Old Bedford Road Lincoln, MA 01773	5.64%	4,086.198

1 Account is an omnibus account consisting of various owners.

2 USB Corporation 401(k) Plan, by beneficially owning over 25% of the outstanding voting securities of the Fund, is a control person of the Fund.

As of the Record Date, there were no persons who owned of record, or were known to own beneficially, 5% or more of the outstanding Ordinary shares of the Quantitative Long/Short Fund.

Trustee and Officer Ownership

As of the Record Date, Willard L. Umphrey beneficially owned 7.48%1 of the outstanding Institutional shares of the Fund.

As of the Record Date, Leon Okurowski beneficially owned 18.88%1 of the outstanding Institutional shares of the Fund.

As of the Record Date, Robert M. Armstrong beneficially owned 2.27% of the outstanding Institutional shares of the Fund.

As of the Record Date, no other executive officers or Trustees owned more than 1% of the outstanding shares of the Fund.

1 Total percentage includes various personal accounts.